teckcominco

November 25, 2007

NovaGold Canada Inc. and
NovaGold Resources Inc.
Suite 2300, 200 Granville Street
Vancouver, B.C.
V6C 1S4

Dear Sirs:

Re: Galore

We refer to the Galore Creek Partnership Agreement dated August 1, 2007 between NovaGold Canada Inc. ("NovaGold"), Teck Cominco Metals Ltd. ("Teck Cominco"), Galore Creek Mining Corporation, NovaGold Resources Inc. and Teck Cominco Limited (the "Partnership Agreement"). Capitalized terms used in this letter and not otherwise defined have the meanings ascribed to those terms in the Partnership Agreement.

Our respective boards and the Management Committee of the Galore Creek Partnership have today approved an orderly suspension of operations at the Project site as a result of the significant increase in the capital cost estimate for the project as currently designed that makes the project uneconomic at the projected long-term metal prices assumed in the feasibility study.

The purpose of this letter is to confirm our agreement in connection with that suspension to amend the funding arrangements contemplated in Article 4 and certain other provisions of the Partnership Agreement on the following basis:

1. Teck Cominco will pay on or before November 27, 2007 the currently outstanding Contribution Demands made on November 16, 2007 in the amount of $81,412,010;

2. After Teck Cominco's Contribution described in paragraph 1 above, the Partners will contribute to the Partnership the next $100 million required to fund Partnership costs

(other than expenditures in respect of the Studies as defined below) on the following basis: Teck Cominco will contribute 66 2/3 percent of those amounts and NovaGold will contribute 33 1/3 per cent of those amounts, (Teck Cominco $66,666,667 and NovaGold $33,333,333), and the Operator will issue Contribution Demands in respect of those costs to the Partners in the foregoing percentages;

3. Teck Cominco will commit to make 100 per cent of Contributions to the Partnership to fund engineering studies, drilling and other technical work to assess and evaluate alternative development strategies for the Galore Creek property (the "Studies"); up to a maximum of $72 million (provided that if costs incurred in respect of the Studies prior to December 31, 2012 are less than $72 million, Teck Cominco will contribute any unspent amount of the $72 million to the Partnership on that date). The Operator will issue Contribution Demands in respect of the costs of the Studies to Teck Cominco as such costs are expected to be incurred;

4. Teck Cominco will appoint the General Manager of the Operator and the Operator will conduct the Studies on behalf of the Partnership in accordance with programs and budgets to be approved by Ordinary Approval, provided that Teck Cominco will have a casting vote on the Partnership Management Committee with respect to all decisions to determine the timing, content and technical direction of the Studies, but only to the extent that the Studies are solely funded by Teck Cominco pursuant to paragraph 3 above.

5. The Operator will make Contribution Demands in respect of all other Partnership costs to the Partners in proportion to their respective Participating Percentages, in the manner contemplated by the Partnership Agreement, in accordance with budgets to be approved by Ordinary Approval;

6. The obligation of Teck Cominco to make the Contributions to the Partnership contemplated by paragraphs 1, 2 and 3 above (the "New Committed Contributions") are in lieu of the unfunded balance of the Initial Funding Commitment, which Teck Cominco is deemed to have satisfied. So long as Teck Cominco makes the New

Committed Contributions as contemplated herein it will remain a Partner with an initial Participating Percentage of 50 per cent. If Teck Cominco fails to make the New Committed Contributions, section 4.7(a) of the Partnership Agreement will apply, mutatis mutandis;

7. The Partner's shares of Taxable Income, CEE, CDE, Taxable Loss and other amounts required to be allocated to the Partners under the Tax Act, will be allocated to them substantially on the terms set out in the Partnership Agreement, modified as necessary to fairly reflect the changes in required Contributions set out above;

8. The Construction Plan and Budget is deemed to be terminated and all references to the Construction Plan and Budget in the Partnership Agreement will be deleted;

9. Either party may propose development of a mine, and a decision to commence such development and a program and budget in respect of mine construction will require Ordinary Approval. If, at any time after December 31, 2012, the requisite Ordinary Approval is not forthcoming, a Partner proposing mine development and having a 50 per cent Participating Percentage (the "Proposing Partner") may deliver to the other Partner a "Shotgun Notice". A Shotgun Notice will contain a program and budget in respect of mine development, an irrevocable commitment to participate in the proposed mine development if the other Partner does so, and an irrevocable offer to the other Partner to either buy the other Partner's entire Partnership interest or sell the Proposing Partner's entire Partnership Interest to the other Partner, in either case for a fixed price expressed in cash in the Shotgun Notice, together with a commitment letter from a reputable financial institution or other reasonable evidence of the Proposing Partner's capacity to finance both its 50 per cent share of the program and budget proposed and the purchase price of the other Partner's Partnership Interest. If a Shotgun Notice is delivered, the other Partner will have 60 days within which to elect either to (i) sell its Partnership Interest to the Proposing Partner for the purchase price set out in the Shotgun Notice; (ii) purchase the Partnership Interest of the Proposing Partner for the purchase price set out in the Shotgun Notice; or (iii)

irrevocably commit to participate in mine development with the Proposing Partner pursuant to the program and budget contained in the Shotgun Notice.

10. The amount of the "Bonus Allocation" contemplated by Section 8.1(c) of the Partnership Agreement will be $25,000,000 and not $50,000,000..

11. Teck Cominco acknowledges the commitment with respect to bonding set out in Section 2.8 of the Partnership Agreement and each of Teck Cominco and NovaGold will use reasonable commercial efforts to effect the transfer or assumption of bonding obligations contemplated therein by December 15, 2007.

To the extent necessary we will enter into an amendment to the Partnership Agreement to reflect the foregoing, but in the absence of such an amendment, this letter will amend the Partnership

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Agreement to the extent expressly set out in this letter. Except as expressly set out in this letter, the Partnership Agreement remains in effect, unamended.

Please sign below to indicate your agreement to the foregoing.

Yours very truly,

TECK COMINCO METALS LTD.

Per: ______________________

Accepted this 25th day of November, 2007:

Teck Cominco Limited

Per: ______________________

Accepted this 25th day of November, 2007:

NovaGold Canada Inc.

Per: ______________________

Accepted this 25th day of November, 2007:

NovaGold Resources Inc.

Per: ______________________

Accepted this 25th day of November, 2007:

Galore Creek Mining Corporation

Per: ______________________